Exhibit 99.1

Stereotaxis Reports 2015 Fourth Quarter and Full Year Financial Results

•	New capital orders of $5.1 million in the fourth quarter, including two Niobe® ES system orders in Japan

•	Fourth quarter free cash flow of $1.6 million, driving a 71% reduction in full year cash burn compared to 2014

•	Ventricular Tachycardia procedures in the fourth quarter grew 28% year over year, with increased clinical evidence supporting Stereotaxis’ technology as the standard of care

•	Total revenue for 2015 increased 8% year over year to $37.7 million

•	Full year systems revenue increased 36% year over year on seven Niobe® ES system sales, up from three in 2014

•	Conference call today at 4:30 p.m. Eastern Time

ST. LOUIS, MO, February 22, 2016—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2015.

“We finished the year on a strong note, achieving new capital orders of $5.1 million in the fourth quarter and our first ever positive free cash flow quarter of $1.6 million, which helped drive a 71% reduction in cash burn for the full year,” said William C. Mills, Stereotaxis Chief Executive Officer. “New capital orders in the fourth quarter included two Niobe® ES system orders in Japan, where we see continued progress and momentum. For the full year, we grew total revenue 8% compared to 2014 and increased systems revenue 36% year over year on seven new Niobe ES systems and several upgraded sites, compared to three Niobe system shipments last year.

“Our improved commercial results reflect progress with our ongoing initiatives to increase awareness of the outstanding clinical efficacy, efficiency, and safety of our technology compared to manual modalities across the spectrum of complex ablation cases. Supported by a growing body of independent clinical evidence on the higher acute success, lower recurrence rates, and improved safety when using our magnetic navigation platform for the treatment of ventricular tachycardia (VT), these procedures have become our growth leader. In the fourth quarter, VT procedures increased 28% year over year.

“With an estimated 60,000 VT procedures performed worldwide and growing at over 10% each year, we believe the VT market currently represents a nearly $100 million market opportunity for the Company on an annual basis. Last month, we announced the initiation of our first prospective, randomized clinical trial at prominent VT centers of excellence to definitively establish our superiority in long-term patient outcomes versus manual catheter approaches. We believe we are well positioned to become the standard of care for VT and to capitalize on this position as part of our overall growth plans,” Mr. Mills concluded.

Fourth Quarter 2015 Financial Results

Revenue for the fourth quarter of 2015 totaled $9.2 million, a 6% decline from $9.8 million in the prior year fourth quarter and down slightly from $9.3 million on a sequential basis. Systems revenue was $2.4 million, down 24% from $3.2 million in the prior year quarter but up 5% sequentially from $2.3 million in the third quarter. During the fourth quarter, the Company recognized revenue of $1.4 million on one Niobe ES system and two Niobe ES upgrades, $0.2 million on three Vdrive® robotic navigation systems and $0.8 million in Odyssey® solution sales. Recurring revenue was $6.8 million in the fourth quarter, compared to $6.6 million in the prior year quarter and $7.0 million in the third quarter. Total procedures declined 5% year over year, partially offset by a 28% increase in VT procedures.

The Company generated new capital orders of $5.1 million on three Niobe ES system orders and three upgrades, two Vdrive systems and five Odyssey solution orders, compared to $2.9 million in the prior year fourth quarter and $3.1 million in the third quarter. Ending capital backlog for the 2015 fourth quarter was $6.0 million.

Gross margin in the quarter was $6.8 million, or 73.7% of revenue, versus $7.5 million, or 76.6% of revenue, in the fourth quarter of 2014 and $6.8 million, or 73.6% of revenue, in the third quarter of 2015. Operating expenses in the fourth quarter were $8.2 million, an increase over $7.2 million in the prior year quarter and $7.7 million in the third quarter, partially due to $0.6 million of one-time non-cash charges related to intangible assets and stock-based compensation.

Operating loss in the fourth quarter was $(1.4) million, compared to operating income of $0.3 million in the prior year fourth quarter and an operating loss of $(0.9) million in the third quarter. Interest expense was $0.8 million in all four quarters of the year.

Net loss for the 2015 fourth quarter was $(1.7) million, or $(0.08) per share, compared to net income of $0.9 million, or $0.04 per share, reported in the fourth quarter of 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.2) million, or $(0.10) per share, for the 2015 fourth quarter, compared to a net loss of $(0.5) million, or $(0.03) per share, for the 2014 fourth quarter. The weighted average diluted shares outstanding for the fourth quarters of 2015 and 2014 totaled 21.5 million and 20.6 million, respectively.

The Company had free cash flow of $1.6 million during the quarter, compared to cash burn of $1.4 million in the year ago quarter and less than $0.1 million in the third quarter.

Full Year Financial Results

Revenue for the full year ended December 31, 2015 was $37.7 million, up 8% compared to $35.0 million for 2014. Systems revenue in 2015 was $10.6 million on seven Niobe ES systems, seven Vdrive systems and $2.8 million in Odyssey sales, compared to $7.8 million in the prior year period. Recurring revenue was $27.0 million, down 1% from $27.2 million in the prior year period. Total procedures declined by 3% from the same period last year; however, VT procedures increased by 15%.

Gross margin was $27.2 million, or 72.3% of revenue, compared to $26.8 million, or 76.5% of revenue, in 2014. Operating expenses were $32.6 million, compared to $32.2 million in 2014. Operating loss was $(5.4) million in both years.

Interest expense was $3.3 million for both 2015 and 2014.

Net loss was $(7.4) million for 2015, or $(0.35) per share, compared to $(5.2) million, or $(0.26) per share, for 2014. Excluding mark-to-market warrant revaluation, the 2015 net loss would have been $(8.7) million, or $(0.41) per share, compared to $(8.7) million, or $(0.44) per share, in 2014.

Financial Position

At December 31, 2015, Stereotaxis had cash and cash equivalents of $5.6 million, compared to $3.6 million at September 30, 2015, with unused borrowing capacity of $5.2 million on its revolving line of credit with Silicon Valley Bank. During the quarter, the Company recognized $0.3 million in gross proceeds from its 2015 warrants offering. Cash burn for 2015 was $2.7 million compared to $9.2 million in 2014. At December 31, 2015, total debt was $18.4 million related to HealthCare Royalty Partners long-term debt with no borrowings against its revolving line of credit with Silicon Valley Bank.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, February 22, 2016, at 4:30 p.m. Eastern Time, to discuss fourth quarter results. To access the conference call, dial 888-417-8465 (United States and Canada) or 1-719-325-2329 (International) and give the participant pass code 4685179. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its continued listing on the NASDAQ Capital Market, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue
Systems	$2,417,862	$3,169,782	$10,640,584	$7,839,006
Disposables, service and accessories	6,786,770	6,585,186	27,033,940	27,172,270

Total revenue	9,204,632	9,754,968	37,674,524	35,011,276
Cost of revenue
Systems	1,515,850	1,246,051	6,052,241	4,204,719
Disposables, service and accessories	902,011	1,035,550	4,385,917	4,018,661

Total cost of revenue	2,417,861	2,281,601	10,438,158	8,223,380
Gross margin	6,786,771	7,473,367	27,236,366	26,787,896
Operating expenses:
Research and development	1,853,057	1,127,737	6,252,791	5,158,331
Sales and marketing	3,873,407	3,723,851	15,850,362	15,168,940
General and administrative	2,426,752	2,308,246	10,543,741	11,845,289

Total operating expenses	8,153,216	7,159,834	32,646,894	32,172,560

Operating income (loss)	(1,366,445)	313,533	(5,410,528)	(5,384,664)
Other income	507,909	1,370,721	1,340,057	3,510,439
Interest income	242	1,419	1,864	7,084
Interest expense	(823,287)	(829,458)	(3,284,168)	(3,335,300)

Net income (loss)	$(1,681,581)	$856,215	$(7,352,775)	$(5,202,441)

Net earnings (loss) per common share:
Basic	$(0.08)	$0.04	$(0.35)	$(0.26)
Diluted	$(0.08)	$0.04	$(0.35)	$(0.26)

Weighted average shares used in computing net earnings (loss) per common share:
Basic	21,543,281	20,471,730	21,113,203	19,945,038
Diluted	21,543,281	20,636,656	21,113,203	19,945,038

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,593,582	$7,270,301
Accounts receivable, net of allowance of $93,478 and $131,464 in 2015 and 2014, respectively	6,376,470	6,480,499
Inventories	4,504,282	6,371,903
Prepaid expenses and other current assets	785,211	1,094,837

Total current assets	17,259,545	21,217,540
Property and equipment, net	1,067,321	894,728
Intangible assets, net	635,889	1,379,653
Other assets	264,159	388,850

Total assets	$19,226,914	$23,880,771

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,840,135	$2,353,133
Accrued liabilities	6,058,390	5,259,694
Deferred revenue	7,445,935	6,658,170
Warrants	794,130	2,134,187

Total current liabilities	16,138,590	16,405,184
Long-term debt	18,429,177	18,388,764
Long-term deferred revenue	2,009,198	976,165
Other liabilities	275,603	660,376
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2015 and 2014	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 21,551,173 and 20,480,874 shares issued at 2015 and 2014, respectively	21,551	20,481
Additional paid-in capital	448,517,472	446,241,703
Treasury stock, 4,015 shares at 2015 and 2014	(205,999)	(205,999)
Accumulated deficit	(465,958,678)	(458,605,903)

Total stockholders’ deficit	(17,625,654)	(12,549,718)

Total liabilities and stockholders’ deficit	$19,226,914	$23,880,771